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                                                                     Exhibit 8.1
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                           Morgan, Lewis & Bockius LLP
                              2000 One Logan Square
                           Philadelphia, PA 19103-6993



January 23, 1997


PLD Telekom Inc.
166 Pearl Street
Toronto, Ontario
M5H 1L3
CANADA

Re:      Registration Statement on Form S-4

Ladies and Gentlemen:

You have requested our opinion regarding certain federal income tax aspects of the continuation as described in the Registration Statement on Form S-4 (File No. 333-18713), filed with the Securities and Exchange Commission on December 23, 1996, as amended (the "Registration Statement"). This opinion is based upon our review of the Registration Statement and our assumptions that: (1) the Continuance will take place in accordance with the description included in the Registration Statement and (2) the representations referred to in the section of the Information Circular/Prospectus (the "Circular/Prospectus") included in Registration Statement entitled "Certain United States Federal Income Tax Consequences" are true and complete in all material respects.

Based on the foregoing and on the Internal Revenue Code of 1986, as amended (the "Code"), the regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect on the date of this letter, it is our opinion that the statements of law and conclusions of law included in the Circular/Prospectus under the heading "Certain United States Federal Income Tax Considerations" are, in all material respects, true, correct and complete. No opinion is expressed regarding any statements, assumptions or opinions regarding factual matters contained in the Registration Statement.
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PLD Telekom Inc.
January 23, 1997
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Should any of the facts, assumptions or understandings referred to above prove incorrect, please let us know so that we may consider the effect, if any, on our opinion. No assurances can be given that any of the foregoing authorities will not be modified, revoked, supplemented, revised, reversed or overruled or that any such modification, revocation, supplementation, revision, reversal or overruling will not adversely affect the opinion set forth above.

We understand that this opinion is to be used in connection with the registration of shares of the Company's Common Stock, without par value, Series II Convertible Preferred Stock, without par value, and Series III Convertible Preferred Stock, without par value, pursuant to the Securities Act of 1933, as amended. We consent to the filing of this opinion in connection with and as a part of the Registration Statement. We also hereby consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving such consents, however, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission thereunder.


Very truly yours,


/s/ Morgan, Lewis & Bockius LLP